EXHIBIT 99
                                   ----------

                            FFD Financial Corporation

August 03, 2004

FOR IMMEDIATE RELEASE:

CONTACT:
     Trent B. Troyer, President
     FFD Financial Corporation
     321 North Wooster Avenue
     Dover, Ohio  44622-0038
     (330) 364-7777

FFD Financial Corporation Reports Net Earnings For The Three and Twelve Months Ended June 30, 2004

DOVER, OHIO - FFD Financial Corporation (Nasdaq: "FFDF"), parent company of First Federal Community Bank of Dover, Ohio, reported net earnings for the quarter ended June 30, 2004, of $154,000, or diluted earnings per share of $.13, compared to net earnings of $310,000, or $.25 per diluted share, recorded in the 2003 quarter. The $156,000, or 50.3%, decrease in net earnings resulted from a $190,000 decrease in other income, a $41,000 increase in general and administrative expenses and, a $7,000 decrease in net interest income after the provision for losses on loans which were partially offset by a $82,000 decrease in federal income taxes.

The decrease in other income during the quarter resulted primarily from decreases in gain on sale of mortgage loans in the secondary market and associated servicing rights income., The increase in general, administrative and other expenses related primarily to increases in salaries and employee benefits and decreases in deferred loan origination costs related to the reduction in the number of mortgage loans originated.

Net earnings for the fiscal year ended June 30, 2004, totaled $687,000, or diluted earnings per share of $.58, compared to the $1,032,000, or $.86 per diluted share, of net earnings reported in fiscal 2003. The decrease in net earnings resulted from a $422,000 decrease in other income and a $290,000 increase in general, administrative, and other expense, which were partially offset by a $187,000 increase in net interest income after provision for loan losses and a $180,000 decrease in provision for federal income taxes. The decrease in other income resulted primarily from a $489,000 decrease in gain on sale of loans, which was partially offset by a $55,000 increase in fee income from the servicing of loans sold. The increase in general, administrative, and other expenses related primarily to increases in salaries and employee benefits and decreases in deferred loan origination costs related to the reduction of the number of mortgage loans originated.

FFD Financial Corporation reported total assets of $135.9 million at June 30, 2004, including loans of $114.5 million, total liabilities of $119.2 million, including deposits of $105.4 million, and total shareholders' equity of $16.7 million. Total assets decreased by $545,000 or 0.4%, total loans decreased by $1.5 million, or 1.3%, and total deposits increased by $1.1 million, or 1.0%, from the fiscal year ended June 30, 2003.

First Federal Community Bank has two banking offices in Dover and one banking office in New Philadelphia, Ohio, and has provided financial services to the surrounding areas since 1898. The Company has an interactive web site at www.onlinefirstfed.com.

                            FFD Financial Corporation
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                                            June 30,    June 30,
         ASSETS                                                 2004        2003
                                                          (unaudited)

Cash and cash equivalents                                   $ 10,819    $ 12,243
Investment securities                                          4,402       1,502
Mortgage-backed securities                                     1,029       1,483
Loans receivable                                             114,505     115,966
Other assets                                                   5,108       5,214
                                                            --------    --------

         Total assets                                       $135,863    $136,408
                                                            ========    ========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                    $105,446    $104,351
Borrowings                                                    12,669      13,891
Other liabilities                                              1,042       1,248
                                                            --------    --------
         Total liabilities                                   119,157     119,490

Shareholders' equity                                          16,706      16,918
                                                            --------    --------

         Total liabilities and shareholders' equity         $135,863    $136,408
                                                            ========    ========


                            FFD Financial Corporation
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)


                                                             Fiscal year ended                 Three months ended
                                                                 June 30,                            June 30,
                                                           2004            2003               2004             2003
                                                       (unaudited)      (unaudited)        (unaudited)      (unaudited)


Total interest income                                    $6,360            $6,758            $1,555            $1,617

Total interest expense                                    2,487             2,966               588               668
                                                         ------            ------            ------            ------

         Net interest income                              3,873             3,792               967               949

Provision for losses on loans                                25               131                25                 0
                                                         ------            ------            ------            ------

         Net interest income after
                Provision for losses on loans             3,848             3,661               942               949

Other income                                                616             1,038               150               340

General, administrative and other expense                 3,423             3,133               858               817
                                                         ------            ------            ------            ------

         Earnings before income taxes                     1,041             1,566               234               472

Federal income taxes                                        354               534                80               162
                                                         ------            ------            ------            ------

         NET EARNINGS                                    $  687            $1,032            $  154            $  310
                                                         ======            ======            ======            ======

         EARNINGS PER SHARE
           Basic                                         $  .59            $  .88            $  .13            $  .26
                                                         ======            ======            ======            ======

           Diluted                                       $  .58            $  .86            $  .13            $  .25
                                                         ======            ======            ======            ======